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[Hecla Logo]                                                        Exhibit 99




                              FOR IMMEDIATE RELEASE
                                  June 28, 1999

                    HECLA CLOSES DEAL ON VENEZUELAN GOLD MINE
                           AND MEXICAN SILVER PROPERTY

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today announced closure of the transaction to acquire the La Camorra underground gold mine in Venezuela and a silver exploration property in Mexico from Monarch Resources Limited of Bermuda. The acquisition also includes a number of other precious metals exploration prospects in Venezuela and Mexico.

     The purchase price was $25 million, comprised of $9 million in cash and 6.7 million Hecla common shares, which will be subject to certain trading restrictions. Additionally, Monarch will retain a sliding scale net smelter royalty on future production if it ultimately exceeds 600,000 ounces at the La Camorra gold mine. The royalty starts at 1% when the price of gold exceeds $300 per ounce and tops out at 3% when the price of gold reaches $500 per ounce. Hecla financed the cash portion of the transaction through a combination of project financing and proceeds of a previous equity offering.

     La Camorra is a high-grade, underground gold mine that produced 51,000 ounces of gold in 1998 at a grade of 0.44 ounce per ton. Production is scheduled to ramp up to 80,000 ounces annually by the year 2001. The life-of-mine cash cost per ounce of production is estimated at under $200. Hecla will implement a new operating plan that will allow sustainable production at mill and mine design rates, which are currently underutilized. The plan calls for an immediate three-month mill closure to advance mine development and to expand the tailings impoundment area. The new mine plan provides for better ore access, which will increase the mining rate, cause less dilution and utilize the mine and mill equipment more efficiently. These improvements are expected to be completed by the end of the third quarter. Development costs, tailings pond improvements and working capital requirements are estimated at $9-$10 million, which will be funded principally through project financing which is nonrecourse to Hecla. Full production is expected to resume in the fourth quarter of this year with improved efficiency and lower costs. Hecla expects the La Camorra mine to contribute approximately 19,000 ounces of gold to Hecla's account in 1999.



























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     "The La Camorra mine is an underground, narrow vein, high-grade mine similar to the type that Hecla has been expertly mining for over one hundred years," said Arthur Brown, Hecla's chairman, president and chief executive officer. "We're excited about the potential for increasing production, reducing costs and expanding reserves at the mine. This acquisition was a strategic move to help reach the company's growth objective of increasing our gold reserves.
In addition to our gold operations, Hecla operates low-cost silver and industrial minerals operations, both of which have more than 20 years' worth of high-quality reserves."

     The La Camorra mine, located in Bolivar State in eastern Venezuela, currently contains more than 600,000 ounces of high-grade gold resource. At planned production rates, mining is expected to continue for at least the next six years. Based on deep drilling intercepts, management believes that mine life can be extended beyond that time.

     The purchase also includes Monarch's Mexican interests, including the Saladillo silver/gold property and other exploration prospects. The Saladillo property is located 110 kilometers northeast of Durango and is a highly prospective epithermal, bonanza gold and silver project. It currently contains a drill-indicated resource of approximately 75,000 ounces of gold at a grade of
0.13 ounce per ton and 8 million ounces of silver at a grade of 14.6 ounces per ton.

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S. and Mexico.

     Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. Hecla undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:  Vicki Veltkamp, director - investor and public relations, 208/769-4144

                                      -HL-